FOR IMMEDIATE RELEASE

MCF CORPORATION AUTHORIZES STOCK BUY-BACK PLAN

San Francisco - February 26, 2008 - MCF Corporation (NASDAQ: MERR) today announced that its Board of Directors has approved a stock repurchase plan to buy back up to one million shares within a two-year period. The company will use its working capital to fund the plan.

“Given the strength of our balance sheet and our stock trading at a significant discount to our peer group, we believe that a share repurchase is a good use of our cash,” said Jon Merriman, chief executive officer of MCF Corporation. “The commitment to buy back up to eight percent of our current shares outstanding combined with ongoing insider buying demonstrates our confidence in the long-term growth prospects of the company.”

Over the past six months, Chairman John Thompson, CEO Jon Merriman, and three other insiders have purchased 90,000 shares in the open market.

The Board has authorized the repurchase of stock in the open market in accordance with applicable laws and regulations. The repurchase plan’s terms have been structured to comply with Rule 10b-18 under the Securities Exchange Act of 1934. The timing and extent of the repurchase will depend upon market conditions and the plan does not obligate the company to acquire any specific number of shares and may be suspended or terminated at any time.

About MCF Corporation

MCF Corporation (NASDAQ: MERR) is a financial services holding company that provides investment research, capital markets services, corporate and venture services, investment banking, asset management and primary research through its operating subsidiaries, Merriman Curhan Ford & Co., MCF Asset Management, LLC and Panel Intelligence, LLC. MCF is focused on providing a full range of specialized and integrated services to institutional investors and corporate clients.

Note to Investors

This press release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our Annual Report on Form 10-K filed on February 12, 2008. Forward-looking statements include statements regarding our expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would" or similar words. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise. The Form 10-K filed on February 12, 2008, together with this press release and the financial information contained herein, is available on our website by going to www.mcfco.com and clicking on “Investor Relations.”

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At the Company:	Investor Contact:	Media Contact:
John Hiestand	John Baldissera	Michael Mandelbaum
Chief Financial Officer	BPC Financial Marketing	Mandelbaum Partners
(415) 248-5640	(800) 368-1217	(310) 785-0810
jhiestand@merrimanco.com		michael@mandelbaumpartners.com